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OncoCyte Corporation

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15 Cushing Road
Irvine, CA 92618

+844.ONCOCYTE
+844.662.6298
+949.409.7600

customer.service@oncocyte.com
oncocyte.com

May 21, 2021

Dear Oncocyte Shareholder,

To say 2020 was a fascinating year would be quite an understatement! As I write, the United States is in full vaccination mode from the worst pandemic in over a century and our way of life is slowly returning to what will certainly be a “New Normal”. Despite the macroenvironmental challenges of the past year, Oncocyte stayed true to our mission and has entered 2021 much stronger than we entered 2020!

2020 was a transformational year for our company with numerous milestones achieved:

●	DetermaRx was launched in the spring as the pandemic started, and despite the incredible headwind we encountered, we were able to onboard 82 hospitals,138 treating physicians and identified over 100 patients who were high risk for recurring Non-Small Cell Lung Cancer.

●	We acquired Insight Genetics in late January of 2020, and within 90 days we validated and launched DetermaIO™ into the pharma clinical trial market as the only precision diagnostic available that can predict which patients will have a sustained response to immune therapy. In the past six months, our increased investments in clinical studies have yielded numerous papers and abstracts that have now validated DetermaIO in Non-Small Cell Lung Cancer (NSCLC), Triple Negative Breast Cancer (TNBC) and Bladder Cancer, with more on the way. We remain excited about the continued success of DetermaIO and look forward to launching the test to the clinical market in the second half of 2021

●	In the Fall of 2020, we evaluated Chronix Biomedical’s IP and technology, including TheraSure™ CNI, as a way to enter the emerging $15B blood-based monitoring market for therapeutic response and recurrence monitoring. Our diligence led to our acquisition of Chronix in April. We expect Chronix’ CNI technology and IP will be the foundation of our entry into this exciting and very large market opportunity. We believe TheraSure™ CNI, which we plan to re-brand as DetermaCNI™, will have clinical use in monitoring a patient’s response to cancer treatment, including but not limited to immunotherapy treatment.

●	Last April, following our acquisition of Insight Genetics, we launched our Pharma Services from our newly acquired CLIA and CAP certified lab in Nashville Tennessee, giving us an east coast presence from which we are delivering a robust offering of molecular laboratory services to pharma companies and diagnostic platform providers.

I am extremely proud of our small but dedicated team and feel incredibly fortunate to lead such an outstanding group of professionals! They weathered the challenges of working through incredibly difficult circumstances over the past year, and have met every milestone we set for ourselves, on time. In only 6 quarters, we have transitioned Oncocyte from a company with a single product focus to an emerging leader in the world of oncology diagnostics with a solid menu of novel tests. We have now accumulated the technologies we need to execute on our vision of becoming the first choice of physicians helping their patients make the major treatment decisions confronting cancer patients each day.

We appreciate the relentless support of our shareholders and stakeholders! Without you we would not be in such a strong position to fulfill our mission and deliver significant shareholder value over the coming years. The future is incredibly bright, and we look forward to sharing it with you.

Together in the fight!

Ron A. Andrews